Exhibit 99.1

For Immediate Release

MINERVA NEUROSCIENCES APPOINTS DR. REMY LUTHRINGER AS CEO

Waltham, MA (November 25, 2014) – Minerva Neurosciences, Inc. (NASDAQ: NERV), today announced the appointment of Remy Luthringer, Ph.D., president and chief scientific officer of Minerva, to the additional post of chief executive officer of the company, replacing Rogerio Vivaldi, MD, who will be leaving the company by mutual agreement effective November 30, 2014. Dr. Luthringer will also become a member of the Board of Directors of Minerva Neurosciences effective immediately.

“We are very pleased that Remy Luthringer will assume the additional role of CEO at Minerva and that he will also now be a member of our Board of Directors. His extensive drug development experience is an ideal fit to position us to advance our promising research platforms at this stage,” said Marc Beer, chairman of Minerva’s Board of Directors. “On behalf of the entire Board, I would also like to thank Dr. Vivaldi for his dedication and all his contributions to Minerva, including the preparation and execution of the company’s IPO earlier this year.”

In his career, Dr. Luthringer has been involved in the development of more than 150 active molecules for clinical trials in the central nervous system. He served as chief medical officer for Index Ventures, with a focus on investments in healthcare infrastructure. He was also the chief executive officer of the FORENAP Institute for Research in Neurosciences and Neuropsychiatry in France. Dr. Luthringer has extensive experience in clinical psychiatric practice and holds a PhD in neurosciences and clinical pharmacology.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of product candidates to treat neuropsychiatric diseases. Minerva is developing a portfolio of first-in-class proprietary compounds, including lead compound MIN-101, which is in Phase 2 trials for schizophrenia, and additional candidates targeting major depressive disorder (MDD), insomnia and other CNS disorders. Minerva’s common stock is listed on the NASDAQ Global Market where it trades under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com/.

Forward-Looking Safe-Harbor Statement:

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to management’s ability to successfully achieve its goals. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including management’s ability to successfully achieve its goals. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 6, 2014. Copies of reports filed with the SEC are posted on our website. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

CONTACT:

Media Contact:

David Salisbury

Berry & Company Public Relations

Tel: 212-253-8881

dsalisbury@berrypr.com

Investor Contact:

Renee Leck

Stern Investor Relations

Tel: 212-362-1200

renee@sternir.com

Source: Minerva Neurosciences, Inc.